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                                                                    Exhibit 10.1



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          WIRELESS TELECOM GROUP, INC.

                      MICROLAB/FXR AND HARRY A. AUGENBLICK

                          DATED AS OF DECEMBER 21, 2001




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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") made as of the 21st day of December, 2001, by and among Wireless Telecom Group, Inc., a New Jersey Corporation ("Buyer"), Microlab/FXR, a New Jersey corporation (the "Company") and Harry A. Augenblick, the majority stockholder of the Company ("Majority Stockholder").

                          W I T N E S S E T H   T H A T :
                          - - - - - - - - - - - - - - - -

         WHEREAS, as of the date of this Agreement, the Majority Stockholder and the Microlab/FXR Employees' Stock Ownership Plan, (the "ESOP" and together with the Majority Shareholder, the "Stockholders") own all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, the Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of such shares of capital stock; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto, each intending to be legally bound, hereby agree as follows.

         1. Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, the Majority Stockholder hereby agrees to sell, assign and transfer to the Buyer, and the Buyer hereby agrees to purchase from the Majority Stockholder, on the Closing Date (as defined below), all of the outstanding shares of common stock, no par value per share, of the Company set forth on
Schedule 1 attached hereto (the "Majority Stockholder Shares"). Pursuant to the purchase and sale agreement by and between the Buyer and the ESOP ("ESOP Purchase Agreement"), Buyer has agreed to purchase and the ESOP has agreed to sell all of the shares of the common stock of the Company owned by the ESOP as set forth on Schedule 1 (the "ESOP Shares") which together with the Majority Stockholder Shares represent 100% of the issued and outstanding shares of capital stock of the Company, thereby acquiring all of the assets of, and assuming all of the liabilities of the Company, in exchange for the purchase price provided below.

         2. Purchase Price, Payment Terms and Adjustment.

                  (a) Purchase Price. The purchase price to be paid at Closing by the Buyer to the Stockholders, pursuant to this Agreement and the ESOP Purchase Agreement, in consideration for the Majority Stockholders Shares and the ESOP Shares is, in the aggregate, $5,865,755 (the "Purchase Price"). The Purchase Price shall be paid in immediately available funds to the Stockholders less the escrow amount set forth in Section 2(c) below. At closing, Buyer shall deposit $380,000 of the consideration otherwise payable to the Majority Stockholder hereunder in escrow with the attorney of Buyer. The Majority Stockholder acknowledges that each Stockholder shall receive such portion of the Purchase Price as set forth opposite such Stockholders' name on Schedule 1.

                  (b) Payment Terms and Schedule. All payments of the portion of the Purchase Price set forth opposite the Majority Stockholder's name on
Schedule 1 (the "MS Purchase Price") (less the Cash Escrow Amount (as defined below) shall be paid in United States currency, by means of a wire transfer

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of immediately available funds on the applicable payment date to such account as the Majority Stockholder has designated on Schedule 2(b) attached hereto, or to such other account as the Majority Stockholder may designate in writing to the Buyer at least two (2) business days prior to the Closing Date. The MS Purchase Price, reduced by the Cash Escrow Amount to be withheld from the portion of the MS Purchase Price shall be paid to the Majority Stockholder on the date hereof.

                  (c) Escrow.

                           (i) At Closing, the Buyer shall pay $380,000 (the
"Cash Escrow Amount") of the MS Purchase Price to Morrison Cohen Singer & Weinstein, LLP (the "Escrow Agent") to be held pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit 2(c) (the "Escrow Agreement"). The Escrow Agent shall be obligated pursuant to the Escrow Agreement to deposit the Cash Escrow Amount into an interest bearing account with a financial institution.

                           (ii) The Escrow Agreement shall continue for a period
of two (2) years from the date hereof and for such longer period as there may exist any unresolved Claim (as defined below) pursuant to Section 12.

         3. Other Agreements.

                  (a) Employment Agreement. On or prior to Closing, Buyer shall enter into a two (2) year employment agreement with the Majority Stockholder in substantially the form attached hereto as Exhibit 2(b) (the "Employment Agreement").

                  (b) Governmental Consents. Buyer understands that the acquisition of the portion of Company's business relating to any and all contracts with the United States government (the "Government Business") are subject to governmental consent and Buyer agrees that such consent shall not be a condition to the closing of this transaction. Buyer acknowledges that the failure to obtain government consents and the failure of the Company to transfer all or any portion of the Governmental Business shall not be a breach of any of the representations or warranties set forth in Section 4 hereof.

                  (c) Grant of Options. As soon as practicable after the Closing Date, but in no event later than sixty (60) days after the Closing Date, the Buyer shall give a one-time grant of options, under the Buyer's stock option plan, to purchase the number of shares of common stock set forth opposite each employees name on Schedule 3(c) (the "Options"); provided however that, the Buyer shall not be obligated to issue any options to the Majority Stockholder. The terms of such options shall be similar to those received by employees of the Buyer of comparable positions and titles. The Options shall be in a form regularly used by the Buyer pursuant to the Buyer's stock option plan, provided that such employees have signed confidentiality and non-compete agreements in form and substance satisfactory to the Buyer. The Options shall be issued in accordance with all applicable laws and neither the issuance of the Options nor the exercise of the Options pursuant to the Buyer's stock option plan shall violate any applicable laws.

                  (d) Confidentiality; Public Announcements.

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                           (i) No party hereto will use, transfer, release,
publish, reveal or disclose, directly or indirectly, any trade secrets or other business and/or technical information of the other parties that is of a proprietary or confidential nature, including, but not limited to, systems, processes, data, computer programs, know-how, developments, designs, techniques, marketing and advertising methods, supplier agreements, customer lists, pricing policies, financial information, projections, forecasts, strategies, budgets or other information related to its business or its customers (the "Evaluation Material"), except (x) to such party's directors, officers, employees, financial advisors, legal counsel, independent certified public accountants or other agents, advisors or other representatives as shall reasonably require access thereto for the purpose of the transactions contemplated hereby, (y) to persons other than those described in (x) above with the prior written consent of the Company or the Buyer, as the case may be, and (z) by such party as required under public disclosure obligations imposed thereon by applicable law. The foregoing restrictions on disclosure of information do not extend to any Evaluation Material that (A) is publicly known at the time of its disclosure,
(B) is lawfully received from a third party not bound by a confidential relationship to such other party, (C) is shown by such party to have been generated independently by such party or any of the persons listed in (i) above solely from information not supplied by the other party or its representatives, or (D) is required to be disclosed pursuant to a governmental order or decree or other legal requirement to produce or disclose such item of information.

                           (ii) The Company shall not issue any press release or
make any reference to the Closing or to the transactions contemplated hereby to any third party except with the prior written consent of the Buyer hereto and except as may be required by applicable law.

                  (e) Purchase Price Allocation. The parties agree that the Purchase Price to be paid shall be allocated as set forth in Schedule 3(e).

         4. Representations and Warranties of the Majority Stockholder. The Majority Stockholder hereby represents and warrants to the Buyer as follows, except as set forth in the exhibits and schedules attached hereto:

                  (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power and authority to own its properties and carry on its business as it is now being conducted. Schedule 4(a) hereto sets forth each jurisdiction in which the Company is duly qualified as a foreign corporation. The Company is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification except where a failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, assets, financial condition or prospects of the Company ("Material Adverse Effect"). The copies of the Company's Certificate of Incorporation and By-laws (together with all amendments thereto) which have been previously delivered to the Buyer are correct and complete.

                  (b) Capitalization. The authorized capital stock and issued and outstanding shares of the Company is set forth on Schedule 4(b) hereto. All of such issued and outstanding shares are fully paid and nonassessable. Except as set forth on Schedule 4(b), no shares of capital stock are held by the Company as treasury stock. There is no existing option, warrant, call, pre-emptive right, commitment or other agreement to which the Company is a party requiring, and there are no convertible securities of the Company outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Company

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or other securities convertible into shares of capital stock or other equity security of the Company nor is the Company a party to any agreement requiring the registration of its securities pursuant to any securities law. All of the shares of capital stock of the Company issued and outstanding on the date of this Agreement are owned (beneficially and of record) by the Stockholders, representing one hundred (100%) percent of the outstanding shares of capital stock of the Company.

                  (c) Ownership of Shares and Execution of Agreement.

                           (i) The Stockholders are the record and beneficial
owner of all issued and outstanding shares of capital stock of the Company, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever, other than the liens and pledges of a certain number of the ESOP Shares to the Company, as set forth on Schedule 1, pursuant to the ESOP acquisition loan and suspense account (the "ESOP Liens").

                           (ii) The Stockholders have the full power and
authority to sell, transfer, assign and deliver the Majority Stockholder Shares and the ESOP Shares as provided in this Agreement, and such delivery hereby conveys to the Buyer good and marketable title to the Majority Stockholder Shares and the ESOP Shares, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever, other than the ESOP Liens. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of the ESOP. This Agreement and all other agreements pertaining to the transactions described herein have been, or upon the execution and delivery thereof will be, duly executed and delivered by the ESOP, and constitute or will constitute the legal, valid and binding obligation of the ESOP, enforceable against the ESOP in accordance with their respective terms.

                           (iii) The Majority Stockholder who is a natural
person has the requisite capacity to execute, deliver and perform this Agreement and all other documents contemplated hereby to which the Majority Stockholder is a party; and this Agreement and all other documents contemplated hereby to which the Majority Stockholder is a party have been, and will be, duly and validly executed and delivered by the Majority Stockholder, and this Agreement and all other documents contemplated hereby to which the Majority Stockholder is a party are, and will be, the valid and binding obligations of the Majority Stockholder, enforceable against the Majority Stockholder in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                           (iv) The Company has the requisite capacity and
authority to execute, deliver and perform this Agreement and all other documents contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all action, hereby necessary corporate action, on the part of the Company; and this Agreement and all other documents contemplated hereby to which the Company is a party have been, and will be, duly and validly executed and delivered by the Company, and this Agreement and all other documents contemplated hereby to which the Company is a party are, and will be, the valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies

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generally and subject, as to enforceability, to general principles of equity including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (d) Financial Statements. The Company has delivered to the Buyer copies of the unaudited Financial Statements, including a balance sheet and related profit and loss statements, for the Company as of and for the periods ended December 31, 1998, December 31, 1999, December 31, 2000 (the "Financial Statements"). The term "Balance Sheet Date" means August 24, 2001 and the "Balance Sheet" means the balance sheet of the Company as of the Balance Sheet Date. The Financial Statements and the Balance Sheet, fairly present, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of operations of the Company for the respective periods set forth therein, all in conformity with generally accepted accounting principals ("GAAP") consistently applied during the periods involved, subject, in the case of other than year-end financial statements to normal year-end audit adjustments.

                  (e) No Undisclosed Liabilities. As of the Balance Sheet Date, the Company had no obligation, indebtedness or liability of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise, and whether due or to become due) which is not shown on the Balance Sheet of the type which is required by GAAP to be disclosed on a balance sheet. The Company does not have outstanding on the date hereof any obligation, indebtedness or liability, and the Majority Stockholder does not know of any basis for the assertion of any such obligation, indebtedness or liability of any nature, whether accrued, absolute, contingent or otherwise and whether or not such obligation, indebtedness or liability would have been required to be disclosed on a balance sheet prepared in accordance with GAAP, other than those incurred since the Balance Sheet Date in the ordinary course of business, none of which in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (f) No Material Adverse Change. Except as set forth on
Schedule 4(h)-2, since the Balance Sheet Date there has been no adverse change in the business, assets, prospects or financial condition of the Company which could reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date the Company has not (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent), other than in the ordinary course of business, (iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) suffered any losses of property, or waived any rights of substantial value, (ix) expended any material amount, granted any one-time bonuses or extraordinary salary increases,
(x) entered into any transaction not in the ordinary course of business except as otherwise contemplated hereby or (xi) entered into any agreement or transaction, or amended or terminated any agreement, with an affiliate.

                  (g) Taxes.

                           (i) Definitions: For purposes of this Agreement (A)
"Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar

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provision of state, local or foreign law, (B) "Code" means the Internal Revenue
Code of 1986, as amended, and rules and regulations promulgated thereunder, (C) "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and (D) "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any information returns or reports with respect to back-up withholding and other payment to third parties.

                           (ii) (A) the Company has filed all Tax Returns that
it was required to file and such Tax Returns are true, correct and complete in all material respects; (B) all Taxes (including, without limitation, all Tax deposits) for which the Company has any liability that are required to have been paid on or before the date hereof (whether or not shown on any Tax Return) have been paid in full; (C) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (D) no claims for Taxes for which the Company is or may be liable have been or are being asserted or proposed by an authority in writing, and, to the knowledge of the Majority Stockholder, no proposals or deficiencies for any such Taxes are being threatened or are expected, and no audit or investigation of any Tax Return filed by the Company is currently underway, pending or threatened; (E) the Company has not entered into, nor is otherwise subject to, any waiver of any statute of limitations in respect of, or agreement for the extension of time for the assessment of, any Taxes for which the Company is or may be liable or deficiencies thereof, nor are there any requests for rulings in respect of such Taxes, and there are no outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any taxing authority; and (F) there are no liens for Taxes upon any property or assets of the Company, except liens for current Taxes not yet due.

                           (iii) The Company has delivered to the Buyer true and
complete copies of all Tax Returns (together with any related examination reports and statements of deficiencies) filed by the Company for all periods described in Section 4(d). No power of attorney is currently in effect with respect to any Tax matter relating to the Company.

                           (iv) The Company has not filed a consent pursuant to
Section 341(f) of the Code, and no predecessor in interest has filed, or may be deemed to have filed, any election under Section 338 of the Code.

                           (v) The Company has not made nor is required to make
any payment which constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, and no payment required to be made by the Company under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code or subjects the recipient thereof to an excise tax under Section 4999 of the Code.

                           (vi) The Company is not a party to any Tax
allocation, indemnification or sharing agreement. The Company does not have any liability for the Taxes of any other person (A) under Treas. Reg.ss.1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

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                           (vii) Schedule 4(g): (A) sets forth all jurisdictions
in which the Company has filed within the last three (3) years, or will file, for any taxable period, or portion thereof, ending on or before the date hereof, a Tax Return; and (B) indicates those Tax Returns filed within the last seven
(7) years that have been audited or currently are the subject of audit. No claim has ever been made by an authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

                           (viii) The Company has withheld, and has paid over on
a timely basis to applicable taxing authorities all Taxes required to be withheld and paid over in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party, and has filed all required Tax Returns and has complied with all record maintenance requirements with respect to such withholding in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws.

                           (ix) The Company is not a United States Real Property
Holding Corporation (within the meaning of the Code Section 897(c)(2)) nor has the Company been so at any time during the five-year period preceding the date hereof.

                           (x) The Company is not, and has not been, a member of
any Affiliated Group.

                           (xi) The Company is not required to treat any asset
as owned by another person pursuant to the "safe harbor" leasing provisions of the Code as in effect prior to amendment by the Tax Equity and Fiscal' Responsibility Act of 1982, or as "tax-exempt use property" within the meaning of Code Section 168(h), or to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

                           (xii) The Company has not agreed, nor is otherwise
required, to make any adjustment under Code Section 481(a), or under any comparable provision of state, local or foreign law, by reason of a change in accounting method or otherwise.

                           (xiii) The Company has not participated in an
international boycott as defined in Code Section 999.

                           (xiv) The Company has never elected to be treated as
an "S" corporation for any federal, state, local or foreign Tax purpose except as set forth on Schedule 4(g).

                           (xv) The unpaid Taxes of the Company (A) did not, as
of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  (h) Intellectual Property. Schedule 4(h)-1 hereto contains a complete and correct list of all intellectual property owned or licensed by the Company, if any, including, as applicable all patent, trademark, trade name, service mark and copyright owned or licensed by the Company, as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto

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("Company Intellectual Property"). Each of the foregoing is owned or licensed by the Company, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is not the subject of any challenge. There have been no claims made by third parties against the Company Intellectual Property which could reasonably be expected to have a Material Adverse Effect. Neither the Majority Stockholder nor the Company has received any notice (x) that any of the foregoing is invalid or conflicts with the asserted rights of others or (y) except as set forth on Schedule 4(h)-2 of any action by any third party which conflicts with or infringes on the rights of the Company in the Company Intellectual Property which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the disclosure on Schedule 4(h)-2 related to the Kathrein-Werke patent investigation, the Company's block type splitter products do not conflict with or infringe on any patents or pending patent applications of Kathrein-Werke KG (or any of its subsidiaries, affiliates or majority shareholder) related to the block type splitter products.

                  (i) Real Property; Leases of Real Property. The Company does not own any fee real property. Schedule 4(i) hereto also identifies a complete and correct list of all leases of real property to which the Company is a party and of all assignments relating thereto, all of which leases and assignments are in full force and effect and all easements of which the Company is a beneficiary and that are material to the conduct of the business thereof. All such leases and easements are valid and binding, have not been amended or modified, and upon consummation of the transactions contemplated hereby, will continue to entitle the Company to the use and possession of such real property. To the Company's knowledge, the Company is not in default and has not received written notice of default under any such lease, and, to the Majority Stockholder's knowledge, there has been no default thereunder by any third party.

                  (j) Personal Property. The Company leases or owns all tangible personal property used to conduct its business and operations as presently conducted. The Company has valid title or a valid lease with respect to all of its properties and assets reflected on the Balance Sheet (except for assets disposed of in the ordinary course of business since the Balance Sheet Date) or shown on any schedule hereto, free and clear of any and all liens, mortgages, pledges, security interests, material restrictions, prior assignments, claims and encumbrances of any kind whatsoever. All leases of tangible personal property are in full force and effect according to their terms and there are no outstanding defaults by the Company thereunder (nor to the knowledge of the Majority Stockholder are any other parties thereto in default), which default in either case could reasonably be expected to have a Material Adverse Effect. The fixtures and equipment included in such tangible personal property are in proper operating condition, subject to ordinary wear and tear and the need for routine maintenance and considering the age and condition of such property.

                  (k) Permits; Compliance with Laws. The Company has all necessary material permits, licenses and governmental authorizations required for the ownership or occupancy of its properties and assets and the carrying on of its businesses, except for such of the foregoing, the absence of which could not reasonably be expected to have a Material Adverse Effect. The Company is in compliance with all material laws, regulations and orders.

                  (l) Insurance. Schedule 4(l) hereto contains a complete and correct list of all policies of insurance of any kind or nature covering the Company, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance indicating the type of coverage, name of insured, the policy number, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect. Complete and correct copies of each such policy or proof of existence of coverage (i.e., binder) have been furnished or made available to the Buyer. On the date

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hereof, all policies of insurance set forth on Schedule 4(l) are in full force and effect and to the knowledge of the Majority Stockholder, in sole reliance on the broker's insurance letter attached hereto as Schedule 4(l)-a, such insurance policies provide for insurance upon reasonable terms and provide coverage for amounts customary in the Company's industry.

                  (m) Contracts. Except as set forth on Schedule 4(m), the Company is not a party to any material contract of any kind whatsoever, including, without limitation, any of the following type of contracts in excess of $25,000, or having contract provisions materially restricting the Company's operations: (i) any contract not made in the ordinary course of business; (ii) any contract for the employment of any officer or employee; (iii) any advertising agreement; (iv) any franchise, distributorship or sales agency agreement; (v) any contract for the future purchase of materials, supplies, services, merchandise or equipment; (vi) any agreement for the sale or lease of any of the assets of the Company; (vii) any contract or commitment for capital expenditures; (viii) any mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any real or personal property of the Company; (ix) any lease of machinery, fixtures or equipment; (x) any agreement with a labor union or labor association; (xi) any loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; (xii) any stock option, retirement, severance, pension, bonus, profit sharing, group insurance, medical or other fringe benefit plan or program providing employee benefits; or (xiii) any consulting agreement. Complete and correct copies of each such agreement or document have been furnished or made available to the Buyer. The Company has performed all of the obligations required to be performed by it to date under any of the material agreements, leases, contracts or other documents to which it is a party and is not in default under any such material agreements, leases, contracts or other documents to which it is a party. No party with whom the Company has an agreement which is of material importance to the business of the Company is in default thereunder, which default could reasonably be expected to have a Material Adverse Effect. For purposes of the foregoing sentence, "an agreement which is of material importance to the business of the Company" shall mean any agreement representing more than five percent (5%) of the Company's revenues during either of the last two (2) calendar years. The Company is not a party to any noncompete or similar agreement which in any way materially restricts the operation of its business.

                  (n) Litigation. Except as set forth on Schedule 4(n), there are no actions, suits, proceedings (including, without limitation, arbitration proceedings), claims or investigations (in which the Company is a target or subject thereof) pending or, to the knowledge of the Majority Stockholder, threatened or proposed against the Stockholders or the Company. There is no outstanding order judgment, writ, award, ruling, charge, injunction or decree of any court or governmental agency against or naming the Company. Neither the Majority Stockholder nor the Company has received notice of any pending or threatened condemnation, taking or similar proceeding affecting any properties owned or used by the Company or pending public improvements in or about any of such properties, nor has any Stockholder or the Company received any special assessments or extraordinary reassessments against or affecting any such properties.

                  (o) Restrictions. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which the Company is a party, or constitute a default thereunder, or result in the creation of any lien, claim or encumbrance upon any of the assets of the Company or the Majority Stockholder Shares, nor will it violate any of the provisions of the Company's Certificate of Incorporation or By-laws or any material statute, regulation, rule, injunction, judgment, order, writ, decree, ruling, charge, or other restriction of any government or governmental agency or court to which the Company or its properties is subject.

                  (p) Labor Disputes. There are no strikes or other labor disputes against the Company pending or, to the knowledge of the Majority Stockholder, threatened.

                  (q) Minute Books. The minute books of the Company, as previously made available to the Buyer, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors or any committees of the Company. The stock certificate books and stock transfer ledgers of the Company are true and complete in all material respects.

                  (r) Consents. Except as set forth on Schedule 4(r) and for the consents required in connection with the Government Business, which pursuant to
Section 3(b) the parties have agreed shall not be a condition to Closing, no consent, approval or authorization of any governmental authority or of any third party on the part of the Majority Stockholder or the Company is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby.

                  (s) Related Party Transactions and Interests. No Stockholder, or any officer or director of the Company, owns any direct or indirect interest of any kind which exceeds one (1%) percent of the outstanding shares, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any person, firm, corporation or other entity which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company or (C) participating in any transaction to which the Company is a party. Investments by the Stockholders, or any officer or director of the Company, in a company or companies whose stock is listed on a national securities exchange or actively traded in the over- the-counter market, which investment does not give the Stockholders or such officer or director the right to control or influence the policy decisions of any such company, shall not constitute a breach of the representation and warranty set forth in this Section 4(s).

                  (t) Employee Benefits.

                           (i) "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended. "ERISA Affiliate" means all trades or businesses (whether or not incorporated) which are or were members of a group of which the Company is a member and which are or were under common control within the meaning of Code Section 414(b), (c), (m), (o) or (t) or which are treated, together with the Company, as a single corporation under Section 414(o) of the Code.

                           (ii) Schedule 4(t) identifies each salary, bonus,
deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, director or consultant of any of the Company or any ERISA Affiliate (All plans, programs and agreements of the type referred to in the prior sentence are referred to in this Agreement as the "Plans.") None of the Plans so identified is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

                           (iii) Neither the Company nor any ERISA Affiliate is
or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any ERISA Affiliate has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. Neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

                           (iv) Neither the Company nor any ERISA Affiliate has
any plan or commitment to create any Plan, or to modify or change any existing Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of the Company or any ERISA Affiliate.

                           (v) No Plan provides death, medical or health
benefits (whether or not insured) with respect to any current or former employee or director of any of the Company after any termination of service of such employee or director (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Balance Sheet, and
(iii) benefits the full cost of which are borne by current or former employees or directors of the Company (or their beneficiaries)).

                           (vi) With respect to any Plan constituting a group
health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

                           (vii) Each of the Plans has been operated and
administered in all material respects in accordance with applicable laws and regulations, including ERISA and the Code.

                           (viii) Each of the Plans intended to be qualified
under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter could be revoked.

                           (ix) Neither the execution, delivery or performance
of this Agreement, nor any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment, provision or vesting of any such benefits.

                  (u) Employees. Schedule 4(u) hereto contains a complete and correct list of all persons who are employed by the Company and consultants providing services to the Company during fiscal year 1999, 2000 and 2001, together with separate line entries setting forth with respect to each such person their title, annual salary, bonus and all other compensation with respect to the past three years and whether such employee is currently employed by the Company and otherwise, such employee's date of termination or departure. There is no outstanding commitment (whether or not legally binding) to increase the remuneration of any such employee and the Company has not received any notice of termination from any of such persons, nor is the Company or any Stockholder aware that any such employee intends to terminate his (her) employment. The Company has not committed nor is it engaged in any unfair labor practice in violation of the National Labor Relations Act. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Stockholder, threatened against the Company before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the knowledge of any Stockholder, threatened, (ii) no strike, labor dispute, slowdown or stoppage pending, or to the knowledge any Stockholder, threatened against the Company, (iii) to the knowledge any Stockholder, no union representation question existing with respect to the employees of the Company and no union organizing activities are taking place, and (iv) no employment contract with any employee or independent contractor or the Company not terminable at will other than as set forth on
Schedule 4(u). The Company is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The Company is not a party to any collective bargaining agreement.

                  (v) Banks. Schedule 4(v) hereto contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes. No person holds a power of attorney to act on behalf of the Company.

                  (w) No Misrepresentation. This Agreement, together with all exhibits and schedules hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to the Majority Stockholder which such Stockholder has not disclosed to the Buyer in writing which has or could reasonably be expected to have a Material Adverse Effect, or materially adversely affects the ability of the Majority Stockholder to perform his obligations under this Agreement, or any agreement or other document contemplated hereby to which such Majority Stockholder is or will be a party.

                  (x) Environmental Matters.

                           (i) The property, assets and operations of the
Company are and have been in compliance with all applicable past and present federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, foreign or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as such laws have been, or are, amended, modified or supplemented heretofore or from time to time hereafter through the Date hereof and any analogous federal, state or local laws, statutes and regulations promulgated thereunder ("Environmental Laws").

                           (ii) Except as set forth on Schedule 4(x)(ii), there
are no chemical pollutant, contaminant, pesticide, petroleum or petroleum product or byproduct radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, listed, referred to, limited or prohibited under any Environmental Laws, including without limitation: (A) friable or damaged asbestos, asbestos-containing material, polychlorinated biphenyls (PCBs), solvents and waste oil; (B) any "hazardous substance" as defined under CERCLA or any environmental law, statute, regulation or rule; (C) any hazardous waste defined under RCRA or any Environmental Laws; and (D) even if not prohibited, listed, limited or regulated by an Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment, or the health and safety of any person or impair the use or value of any portion of the property of the Company ("Hazardous Materials") or otherwise located in, on or under any of the property or assets of the Company, including, without limitation, the groundwater, except in compliance with applicable Environmental Laws there have been no releases or threatened releases of Hazardous Materials in, on or under any property adjoining any of the property or assets of the Company which have not been remediated to the satisfaction of the appropriate governmental body and in compliance with Environmental Laws.

                           (iii) None of the property, assets or operations of
the Company is the subject of any federal, state or local investigation evaluating whether (A) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (B) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

                           (iv) The Company has not received any notice or
claim, nor are there pending, to the Company's knowledge threatened or reasonably anticipated, lawsuits or proceedings against the Company, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and the Company is not the owner or operator of any property which (A) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the "National Priorities List" or "CERCLIS List," (B) has, or had, any subsurface storage tanks located thereon, or (C) has ever been used as or for a Hazardous Material disposal facility, a mine, a gasoline service station or, other than for petroleum substances stored in the ordinary course of business, a petroleum products storage facility.

                           (v) The Company has no present or contingent
liability in connection with the presence either on or off the property or assets of the Company of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment.

                           (vi) The Company has provided Buyer with copies of
all environmental reports, data, documents and like materials in its possession.

                  (y) Investment Company/Government Regulations. The Company is not an "investment Company" within the meaning of the Investment Company Act of 1940, as amended, and the Company is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal

Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur indebtedness.

                  (z) Product Warranties. Except as set forth on Schedule 4(h)-2, the Company has not sold or supplied any equipment, goods, material or systems which were, are or, to the best of Majority Stockholder's knowledge, are likely to become faulty or defective or which do not comply in all material respects with all warranties expressly or impliedly made by the Company or which contain any software for which any required license has not been obtained, except for any of the foregoing which are either covered by insurance or for which a warranty no less extensive than the warranty expressly or impliedly made by the Company, on such goods, materials, systems and intellectual property rights is provided by the respective manufacturer.

                  (aa) Suppliers and Customers; No Loss of Business.

                           (i) Schedule 4(aa) sets forth the names and addresses
of the ten largest suppliers of the Company based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the Company from such suppliers during the 12-month period ended April 30, 2001.

                           (ii) Schedule 4(aa) sets forth for the 12-month
period ended April 30, 2001 (i) a list of the top 10 customers (inclusive of distributors) of the Company based on the aggregate value of goods and services ordered from the Company by such customers during each such period and (ii) the products purchased by each such customer and the amount for which each such customer was invoiced during each period.

                           (iii) To the knowledge of the Majority Stockholder
the transactions contemplated by this Agreement will not result in any loss of business with any of the present material suppliers or customers of the Company. There exists no actual or, to the knowledge of Majority Stockholder, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship between the Company and any material supplier or customer of the Company.

                  (bb) Adverse Contracts. Except as set forth on Schedule 4(bb), the Company is not a party or subject to any agreement, transaction, obligation, commitment, understanding, or arrangement (i) with a remaining backlog value in excess of $100,000 as of November 16, 2001 which is incapable of complete performance in accordance with the terms thereof within six (6) months after the date on which it was entered into or undertaken, except for maintenance contracts entered into in the ordinary course of business; or (ii) is known by the Majority Stockholder to be likely to result in a "loss" (as defined below in this Section 4(bb)), in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000) to the Company on completion of performance; or (iii) to Majority Stockholder's knowledge, cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or (iv) is a lease or contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment; or (v) involves or is likely to involve the supply of goods by or to the Company (other than in the ordinary course of business) the aggregate sales value of which will represent in excess of ten percent (10%) of the net sales of the Company for its last fiscal year; or (vi) in any way restricts the Company's freedom to carry on the whole or any part of its business in any part of the world in a commercially practicable manner; or (vii) involves liabilities which may fluctuate in accordance with an index or rate of currency exchange or (viii) is in any way otherwise than in the ordinary course of the Company's business. For purposes of calculating a "loss" pursuant to this Section 4(bb)(ii), "loss" shall mean the excess of direct and burdened cost over selling price as calculated and determined in accordance with the past business practice of the Company.

                  (cc) Inventory. The Company's inventory is, on the date hereof, in good and merchantable condition and usable for its intended purposes, and, as to finished goods inventory, saleable in the aggregate at its normal gross profit margins experienced over the last twelve (12) months. The Majority Stockholder represents that the inventory was purchased or manufactured in accordance with generally accepted manufacturing procedures and that such inventory is valued in accordance with generally accepted accounting principles.

                  (dd) Accounts Receivable. All accounts receivable reflected on the Balance Sheet have been recorded in accordance with GAAP and have arisen in bona fide transactions in the ordinary course of business. All accounts receivable included in the Balance Sheet, net of any reserves or losses as reflected thereon, net of costs, are to the best of the Majority Stockholder's knowledge fully collectible in cash within one hundred and twenty (120) days from the date hereof, in the aggregate amounts reflected on such balance sheet provided that the Buyer shall use collection efforts that are consistent with the past business practices of the Company.

                  (ee) Knowledge of the Majority Stockholder. All references to the knowledge of the Majority Stockholder or the Company and like phrases shall mean actual knowledge or notice of Majority Stockholder or of any director, officer or senior manager of the Company and such knowledge which such person should have acquired in the performance of such person's fiduciary or management duties.

                  (ff) Adequacy of Assets. The assets and properties owned by the Company constitute all of the assets and properties used by the Company in the conduct of its business and upon the acquisition of the Majority Stockholder Shares and the ESOP Shares, the Buyer will have acquired all assets and properties necessary for the conduct of the Company's business by the Buyer in substantially the same manner as presently conducted.

                  (gg) Improper Payments. To the knowledge of the Company, no director, officer, employee or agent of the Company, including, without limitation, the Majority Stockholder, has made or agreed to make (i) any contributions, payments or gifts to any governmental official, employee or agent in violation of the Foreign Corrupt Practices Act, or (ii) any payments or gifts to any employee or agent of any customer or account of the Company in violation of any Requirements of Law.

                  (hh) Department of Labor Investigation. The pending audit of the ESOP by the U.S. Department of Labor will not have a Material Adverse Effect on the (i) Company or (ii) the value of the ESOP Shares or the Majority Stockholder Shares or, to the best knowledge of the Majority Stockholder, materially adversely affect the ability of the ESOP to perform its obligations under this Agreement, or any agreement or other document contemplated hereby to which the ESOP is or will be a party, provided, that the Majority Stockholder, at his option, shall be entitled to select counsel to represent the Company in such audit at the Majority Stockholder's own expense. On or after the date hereof, the Buyer agrees to promptly notify the Majority Stockholder of any notices or the progress of the Department of Labor audit.

         5. Representations and Warranties of Buyer. The Buyer hereby represents and warrants to the Majority Stockholder as follows:

                  (a) Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

                  (b) Restrictions. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which the Buyer is a party, or constitute a default thereunder, or result in the creation of any lien, claim or encumbrance upon any of the assets of the Buyer, nor will it violate any of the provisions of the Buyer's formation and organization documents or By-laws or any material statute, regulation, rule, injunction, judgment, order, writ, decree, ruling, charge, or other restriction of any government or governmental agency or court to which the Buyer is subject.

                  (c) Execution and Effect of Agreement. The Buyer has the full corporate power and authority to enter into this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealings (regardless of whether enforcement is sought in a proceeding at law or in equity).

         6. Conditions Precedent to Buyer's Obligation. The obligation of the Buyer to consummate the purchase of the Majority Stockholder Shares on the date hereof is, at the option of the Buyer, subject to the satisfaction of the following conditions:

                  (a) The Buyer shall have received a duly executed copy of the ESOP Purchase Agreement and the Closing of the transactions contemplated by the ESOP Purchase Agreement shall have accrued or shall occur contemporaneously with the Closing herein.

                  (b) The Buyer shall have received an opinion of counsel for the Majority Stockholder and the Company dated the date hereof, reasonably acceptable to Buyer.

                  (c) The Buyer shall have received a certificate of a duly authorized officer of the Company, dated the date hereof as to the incumbency and specimen signature of each officer of the Company executing any document to which it is a party or any other document delivered in connection herewith on behalf of the Stockholders.

                  (d) The Majority Stockholder has delivered to the Buyer as of the date hereof the Certificate of Incorporation and good standing certificates for the Company for its jurisdiction of incorporation and all other jurisdictions where it does business, dated no more than five (5) days prior to the date hereof, certified by Secretary of State (or comparable governmental official) of the respective State, and By-laws of the Company, certified as of the date hereof as true and complete by the Secretary of the Company.

                  (e) The resignations of officers and directors of the Company, as requested by Buyer, shall have been delivered to the Buyer.

                  (f) There have been no changes since the Balance Sheet Date with respect to the Company that could reasonably be expected to have a Material Adverse Effect.

                  (g) The number of ESOP Shares allocated to the participants in the ESOP and the number of unallocated ESOP Shares pledged to the Company shall be as set forth on Schedule 1. The ESOP shall have repaid the Company the amount of $2,065,755 in full satisfaction of the ESOP acquisition loan, without further recourse to the ESOP or its assets, and the Company shall have transferred the unallocated Shares to the ESOP, free of the ESOP Liens.

                  (h) The Escrow Agreement shall have been executed by all signatories thereto and delivered to the Buyer.

                  (i) The Majority Stockholder shall have executed and delivered the Employment Agreement.

         7. Conditions Precedent to the Company's and Majority Stockholder's Obligation. The obligation of the Company and the Majority Stockholder's to consummate the sale of the Majority Stockholder Shares on the date hereof is, at the option of such parties, subject to the satisfaction of the following conditions:

                  (a) The Company shall have received a duly executed copy of the ESOP Purchase Agreement and the Closing of the transactions contemplated by the ESOP Purchase Agreement shall have accrued or shall occur contemporaneously with the Closing herein.

                  (b) The Escrow Agreement shall have been executed by all signatories thereto and delivered to the Majority Stockholder.

                  (c) The Company shall have received a certificate of a duly authorized officer of the Buyer, dated the Date hereof as to the incumbency and specimen signature of each officer of the Buyer executing any document to which it is a party or any other document delivered in connection herewith on behalf of the Buyer.

         8. Closing.

                  (a) The closing hereunder (herein called the "Closing") shall take place at Morrison Cohen Singer & Weinstein LLP, 750 Lexington Avenue, New York, NY 10022 on December 21, 2001 (the "Closing Date"), or at such other place and at such other earlier or later time and date as may be mutually agreed upon in writing by the Buyer and the Majority Stockholder.

                  (b) All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                  (c) At the Closing, the Majority Stockholder shall deliver, or shall cause to be delivered, to the Buyer the following:

                           (i) Certificates representing the Majority
Stockholder Shares, in proper form for transfer, and all cancelled certificates for all shares of the Company issued prior to the date hereof.

                           (ii) All certificates, opinions, documents referred
to in Section 6 hereof.

                  (d) The Buyer shall deliver, or shall cause to be delivered to the Majority Stockholder, the following:

                           (i) At the Closing, a wire transfers of the MS
Purchase Price less the Escrow Cash Amount to such account as the Majority Stockholder shall designate to the Buyer not less than two (2) business days prior to the date hereof, in accordance with Section 2 hereof.

                           (ii) At the Closing, to the Escrow Agent, a wire
transfer of the Escrow Cash Amount in immediately available funds to be held and paid as provided by the Escrow Agreement.

                           (iii) All documents referred to in Section 7 hereof.

         9. No Brokers. The Majority Stockholder represents and warrants to Buyer, and the Buyer represents and warrants to the Majority Stockholder, that they respectively have had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement. The Majority Stockholder agrees to indemnify and hold the Buyer harmless from and against any and all liability to which the Buyer may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of the Stockholders. The Buyer agrees to indemnify and hold the Majority Stockholder harmless from and against any and all liability to which the Majority Stockholder may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of the Buyer.

         10. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Company for certain tax matters following the date hereof:

                  (a) Tax Periods Ending On or Before the Date hereof. The Buyer shall prepare and timely file all Tax Returns of the Company for all periods ending on or prior to the date hereof which are filed after the date hereof. The Buyer shall permit the Majority Stockholder to review and comment on such Tax Returns prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Majority Stockholder.

                  (b) Tax Periods Beginning Before and Ending After the Date hereof. The Buyer shall prepare and timely file any Tax Returns of the Company for Tax periods which begin before the date hereof and end after the date hereof.

                  (c) Cooperation on Tax Matters. The Buyer and the Majority Stockholder shall cooperate fully as and to the extent reasonably requested by the others of them in connection with the filing of Tax Returns pursuant to this
Section 10(c) and any audits, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         11. Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement (including, without limitation, in any Schedule hereto) or in any certificate delivered by any party hereto at the Closing shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto shall terminate twenty-four (24) months after the Date hereof, unless within such twenty-four (24) month period written notice of such claims is given to the Majority Stockholder or the Buyer, as the case may be, pursuant to Section 12(c) hereof; and provided, further, however, that such twenty-four (24) month period shall not apply to Sections 4(a) (Organization and Good Standing), 4(b) (Capitalization), 4(c) (Ownership of Shares and Execution of Agreement), 5(a) (Organization and Good Standing) and 9 (Brokers) which shall survive indefinitely and the respective statutes of limitations shall apply to Sections 4(g)(Taxes), 4(t) (ERISA) and 4(x) (Environmental). Notwithstanding the foregoing, indemnification for Loss (as defined below) pursuant to Section 12(a)(iii) and the right of the Buyer to seek indemnification for any claims or actions with respect thereto shall terminate twelve (12) months after the date hereof, unless within such twelve (12) month period written notice of any such claims pursuant to Section 12(a)(iii) is given to the Majority Stockholder.

         12. Indemnification.

                  (a) The Majority Stockholder agrees to indemnify and hold harmless the Buyer, its affiliates and assigns and their respective directors, officers, employees, and agents from and against any damage (of any nature) including, without limitation, any and all loss, injury, liability incurred, settlement, judgment, award, fine, penalty, tax, fee (including, without limitation, reasonable attorneys' fees), charge, cost (including, without limitation, costs of investigation) expense paid or incurred (collectively, a "Loss") arising out and as a result of:

                           (i) any breach of warranty or misrepresentation by
the Majority Stockholder under this Agreement or any misrepresentation in or omission from any certificate or other instrument or document delivered to the Buyer by the Majority Stockholder or the Company at Closing under Section 6 hereof or nonfulfillment of any covenant or agreement on the part of the Majority Stockholder or the Company under the terms of this Agreement; and/or

                           (ii) all actions, suits, proceedings, claims,
demands, assessments, penalties and judgments incident to the foregoing; and/or

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


                           (iii) notwithstanding disclosure related to the
Kathrein patent or otherwise in this Agreement or on any of the Schedules attached to this Agreement, any patent infringement actions, suits, proceedings, claims, demands, assessments, penalties and judgments arising from any patents or pending patent applications by Kathrein-Werke KG (or any of its subsidiaries, affiliates or majority shareholder) related to the Company's block type splitter products.

                  (b) The Buyer agrees to indemnify and hold harmless the Majority Stockholder and his heirs and assigns from and against any Loss arising out of and proximately resulting from:

                           (i) any breach of warranty or misrepresentation by
the Buyer under this Agreement or any misrepresentation in or omission from any certificate or other instrument delivered to the Majority Stockholder by the Buyer pursuant to this Agreement or nonfulfillment of any covenant or agreement on the part of the Buyer under the terms of this Agreement; and/or

                           (ii) all actions, suits, proceedings, claims,
demands, assessments, penalties and judgments incident to the foregoing.

                  (c) A party seeking indemnification under Section 12(a) or 12(b) above (the "Indemnitee") shall give the party from which indemnification is being claimed (the "Indemnitor") in connection with any such claim for indemnification (the "Claim") written notice of the Claim (the "Notice of Claim"). The Notice of Claim shall contain the following information to the extent it is reasonably available to the Indemnitee: (i) the Indemnitee's good faith estimate of the reasonably foreseeable maximum amount of Loss with respect to the subject Claim; and (ii) a description in reasonable detail of the facts, circumstances or events giving rise to the Claim based on the Indemnitee's knowledge or good faith belief thereof. The Indemnitee shall provide the Indemnitor with written notice of any third party claim which could result in a Notice of Claim promptly after the Indemnitee becomes aware of such third party claim, as provided in and subject to the provisions of Section 12(d) below.

                  (d) In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any person or entity (other than a party hereto) (a "Third Party Claim") in respect of which payment may be sought by an Indemnitee from an Indemnitor pursuant to this Section 12, the Indemnitee shall furnish the Indemnitor with a Notice of Claim with respect thereto as soon as is reasonably practicable (provided that in the event the Indemnitee fails to so furnish such Notice of Claim, then the Indemnitor shall nonetheless remain liable for indemnification under this Section 12 except to the extent such failure actually prejudices Indemnitor's liability hereunder). The Indemnitee shall have the right to control the Third Party Claim and defend against, negotiate, settle or otherwise deal with such Third Party Claim; provided, that Indemnitor may participate in (but not control) any such Third Party Claim with counsel of its choice and at its own expense.

                  (e) With respect to a Third Party Claim, promptly after any final judgment or award shall have been rendered by a court of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, the Indemnitor shall pay all of the subject Loss to the Indemnitee by wire transfer or by check payable in immediately available funds to the order of the Indemnitee. With respect to any Claim (other than a Claim resulting from a Third Party Claim), the Indemnitor, upon receipt of the Notice of Claim, shall promptly pay all of the subject Loss to the Indemnitee by wire transfer or by check payable in immediately available funds to the order of the Indemnitee.

                  (f) Limitations.

                           (i) Notwithstanding any other provision of this
Section 12 (other than the provisions set forth below in this Section 12(f)),
(a) no amount shall be payable by the Majority Stockholder, on the one hand, and the Buyer, on the other hand, under this Section 12 for Loss, except to the extent the aggregate amount payable under this Section 12 exceeds $100,000, after which, such parties, as the case may be, will be entitled to payment for the entire Loss and not only for the Loss in excess of $100,000 (the "Basket") and (b) under no circumstances shall the Majority Stockholder's indemnification obligations for Losses, as defined in this Section 12, exceed $3,200,000 (the "Cap"). Loss shall count towards the Basket regardless of which persons (other than Buyer's) breach gave rise to such Loss.

                           (ii) For the purpose of clarification, the foregoing
limitations on indemnification in Section 12(f)(i) shall not apply to Loss arising from (A) intentional and knowing breaches of any of the representations and warranties, (B) intentional and knowing breaches of any covenant and/or (C) a breach of the representations and warranties set forth in Sections 4(c)(i) (Ownership of Shares), 4(g) (Taxes), 4(o) (Restrictions), 4(t) (Employee Benefits) and 4(x) (Environmental Matters) and the Buyer shall be entitled to payment for the entire Loss arising from the foregoing and not only the Loss in excess of the Basket (any such Loss arising from Section 12(f)(ii)(A) and/or
(B) and/or directly from the Sections identified in Section 12(f)(ii)(C), collectively an "Unrestricted Loss"). Unrestricted Losses shall not be applied against the Basket and shall not reduce the Cap.

                           (iii) Notwithstanding anything set forth in this
Section 12 to the contrary, (i) the Majority Stockholder shall not be liable to the Buyer for any additional Losses solely and directly attributable to the application of any multiple of lost earnings and (ii) any uncollectible amount on the ESOP acquisition loan in the original principal amount of $3,000,000 payable by the ESOP to the Company shall not be considered a Loss. By executing this Agreement, Buyer and the Company hereby release and discharge the Majority Stockholder from any express or implied guaranty of such ESOP acquisition loan.

                  (g) As partial security for the indemnity provided for in this
Section 12, the Cash Escrow Amount in accordance with Section 2(c) shall be deposited by Buyer with the Escrow Agent. Such deposits shall constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of an Escrow Agreement. At the election of the Buyer, Buyer shall be entitled to obtain indemnity from the Escrow Fund for all Loss covered by the indemnity provided for in this Section 12. Upon receipt by the Escrow Agent of a certificate signed by an officer of Buyer stating that Buyer has suffered a Loss in an aggregate stated amount with respect to which Buyer is entitled to payment from the Escrow Fund pursuant to this Agreement, the Escrow Agent shall deliver to Buyer an amount necessary to indemnify Buyer for the Loss.

         13. Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and to purchase the Majority Stockholder Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         14. Further Assurances. The parties hereto each agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

         15. Jurisdiction. The parties hereto hereby consents to the jurisdiction of any state or federal court located within the Essex County of New Jersey, State of New Jersey and irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts. The parties accept, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waive any defense of forum non conveniens, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement.

         16. Non-Solicitation; Non-Competition. For a period of three (3) years from the date hereof, the Majority Stockholder hereby agrees that the Majority Stockholder shall not:

                           (i) induce or attempt to induce, directly or
indirectly, any then current customer or client of the Company to cease doing business, in whole or in part, with the Company or solicit or divert, directly or indirectly, the business of any such customer or client, or any identified potential customer or client, for the Majority Stockholder's own account or for the account of any other person or entity;

                           (ii) solicit or induce, directly or indirectly, any
person or entity, including any third-party service provider, distributor or supplier of the Company, to terminate its relationship with the Company or otherwise interfere with such relationship;

                           (iii) for the Majority Stockholder's own account or
for the account of any other person or entity, solicit, interfere with or endeavor to cause, directly or indirectly, any employee or agent of the Company to leave employment or terminate its agency with the Company or induce or attempt to induce, directly or indirectly, any such employee or agent to breach an employment or agency agreement or arrangement with the Company; or

                           (iv) either for the Majority Stockholder or on behalf
of any person or other entity, directly or indirectly own, control or participate in the ownership or control of, or be employed by or on behalf of, or be a consultant to, any business which is competitive with the current business of the Company within the United States of America or in any country in which the Company now conducts or proposes to conduct business without the express written consent of the Buyer.

         17. Miscellaneous Notices.

                  (a) Any notices or other communications required or permitted hereunder shall be deemed sufficiently given if in writing and (a) personally delivered (including delivery by messenger), (b) sent by facsimile provided that "answer-back" confirmation is received by the sender, or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

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


                  In the case of the Majority Stockholder:

                  Harry A. Augenblick
                  c/o Microlab/FXR
                  10 Microlab Road
                  Livingston, NJ 07039

                  with a copy to:

                  Brach, Eichler, Rosenberg, Silver,
                  Bernstein, Hammer & Gladstone, PC
                  101 Eisenhower Parkway
                  Roseland, New Jersey 07068
                  Attention: Stuart M. Gladstone, Esq.
                  Telephone: 973-228-5700
                  Telecopier: 973-228-7852

                  In the case of Buyer:

                  Wireless Telecom Group Inc.
                  East 64 Midland Avenue
                  Paramus, NJ 07652
                  Attention: Edward Garcia
                  Telephone: (201) 261-8797
                  Telecopier: (201) 261-8339

                  with a copy to:

                  Morrison Cohen Singer & Weinstein, LLP
                  750 Lexington Avenue
                  New York, New York 10022
                  Attn:  Robert H. Cohen, Esq.
                  Facsimile No. (212) 735-8708

                  Any notice given (a) personally shall be deemed given, delivered and received upon receipt, (b) via facsimile shall be deemed given, delivered and received upon sender's confirmation of receipt from its facsimile machine, and (c) via certified mail, return receipt requested, shall be deemed given, delivered and received five (5) days after sending.

                  (b) Entire Agreement. This Agreement, including the Schedules, Exhibits, certificates and instruments delivered pursuant hereto, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed only by written instrument making specific reference to this Agreement and signed by all parties hereto. Any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought.

                  (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Majority Stockholder may not assign any of his rights under this Agreement without the prior written consent of the Buyer, and any purported assignment by the Majority Stockholder in violation of this Section 17(c) shall be void and of no effect. The Buyer may assign its rights, duties and obligations to a corporation or other business entity to be formed, whereupon after the Closing, the Buyer named herein shall have no further obligation or liability hereunder and all references herein to "Buyer" shall be deemed references to such assignee. This Agreement is made solely for the benefit of the parties hereto and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise unless such party had executed this Agreement.

                  (d) Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (e) Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, without regard to the principles, provisions or policies thereof relating to conflict of laws.

                  (f) Expenses; Transfer Taxes. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses. The fees and expenses hereunder of the Stockholders and the Company's accountants, financial advisors, attorneys and Broker shall be paid by the Stockholders, except those expenses set forth on Schedule 17(f), and those of any Buyer's accountants and attorneys shall be paid by such Buyer. Since August 31, 2001, except as set forth on Schedule 17(f), the Company has not made payments of fees and expenses with respect to services rendered by the Company's and the Stockholders' accountants and attorneys. All transfer taxes and other taxes payable as a result of the transactions contemplated hereby shall be paid by the Stockholders.

                  (g) Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                  (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  (i) Acceptance of Facsimile Signatures. The Buyer and the Majority Stockholder agree that this Agreement and related documents to be entered into in connection with this Agreement will be considered signed by a party when the signature of such party is delivered by facsimile transmission to the other party(ies). Such facsimile signature shall be treated in all respects as having the same effect as an original signature.

                  (j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other transaction documents identified in Section 6, 7 and 8 (the "Transaction Documents"). In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction

Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Buyer shall limit, modify or affect the representations set forth in Section 3 of this Agreement or the right of the Buyer to rely thereon.

                  (k) The non-prevailing party in any legal proceedings brought to enforce the provisions of this Agreement shall bear and reimburse the prevailing party for the reasonable legal expenses and disbursements incurred by the prevailing party in connection with such proceeding.

                  (l) The parties hereto do not intend to create any third-party beneficiary rights respecting any person as a result of the provisions set forth in this Agreement and specifically hereby negate any such intention. No provision in this Agreement shall increase the rights, benefits or remedies of any party under any.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.


                                            WIRELESS TELECOM GROUP, INC.


                                                By: /s/ Edward J. Garcia
                                                    ----------------------------
                                                    Name: Edward J. Garcia
                                                    Title: President

                                            MICROLAB/FXR

                                                By: /s/ Harry A. Augenblick
                                                    ----------------------------
                                                    Name: Harry A. Augenblick
                                                    Title: President



                                            By: /s/ Harry A. Augenblick
                                                --------------------------------
                                                HARRY A. AUGENBLICK


                    [SIGNATURE PAGE TO MS PURCHASE AGREEMENT]